EXHIBIT 99.1



                   SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549


                              _____________

                                FORM 11-K
                              ANNUAL REPORT
                              _____________


                      PURSUANT TO SECTION 15(d) OF
                   THE SECURITIES EXCHANGE ACT OF 1934

                 For Fiscal year Ended December 31, 1994

             GIANT INDUSTRIES, INC. AND AFFILIATED COMPANIES
                      EMPLOYEE STOCK OWNERSHIP PLAN

                         GIANT INDUSTRIES, INC.
                         ______________________


     The principal executive offices of Giant Industries, Inc. are located at 23733 North Scottsdale Road, Scottsdale, Arizona 85255.

FINANCIAL STATEMENTS AND EXHIBITS
---------------------------------

(a)  Financial Statements and Supplemental Schedule

                                                         Page Number
                                                         -----------

     Independent Auditors' Report                            F-1


     Statements of net assets available                      F-2
     for benefits - December 31, 1994 and 1993

     Statements of changes in net assets                     F-3
     available for benefits - Years ended
     December 31, 1994, 1993, and 1992

     Notes to financial statements                        F-4 to F-7

     Supplemental Schedule:

     Schedule of assets held for investment purposes         F-8


(b)  Exhibits - none





                    SIGNATURES
                    ----------

    Pursuant to the requirements of the Securities Exchange
Act of 1934, the Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                     EMPLOYEE STOCK OWNERSHIP PLAN OF GIANT
                     INDUSTRIES, INC. AND AFFILIATED COMPANIES


Date: 3-20-95        Signature: /s/ Gary L. Nielsen
                               _______________________________
                               Gary L. Nielsen,
                               Vice President Finance-Treasurer


Date: 3-20-95        Signature: /s/ Morgan Gust
                               _______________________________
                               Morgan Gust,
                               Vice President-General Counsel


Date: 3-20-95        Signature: /s/ Debra A. McKinney
                               _______________________________
                               Debra A. McKinney,
                               Director of Personnel





INDEPENDENT AUDITORS' REPORT

To the Administrative Committee of the
  Employee Stock Ownership Plan of
  Giant Industries, Inc. and Affiliated Companies
Scottsdale, Arizona

We have audited the accompanying statements of net assets available for benefits of the Employee Stock Ownership Plan of Giant Industries, Inc. and Affiliated Companies as of December 31, 1994 and 1993, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Employee Stock Ownership Plan of Giant Industries, Inc. and Affiliated Companies as of December 31, 1994 and 1993, and the changes in net assets available for benefits for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule for the year ended December 31, 1994 on page F-8 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 1994 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.



DELOITTE & TOUCHE LLP
Phoenix, Arizona

March 17, 1995

                    EMPLOYEE STOCK OWNERSHIP PLAN
                                 OF
           GIANT INDUSTRIES, INC. AND AFFILIATED COMPANIES
           STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                      DECEMBER 31, 1994 AND 1993


                                                   1994               1993
                                               -----------         -----------
ASSETS
------
Investments at fair value (Notes 3, 4 and 5):

 Preferred stocks                              $         -         $    36,975
 Common stocks                                           -             336,813
 Mutual funds                                    1,066,062              17,725
 Limited partnership                                22,200                   1
 Common stock of Giant Industries, Inc.         11,511,590          16,391,841
 Loans to participants                              50,614              63,573
                                               -----------         -----------
          Total Investments                     12,650,466          16,846,928
                                               -----------         -----------

Interest and dividends receivable                    1,832               4,630
Other receivables                                    3,116               5,141
Cash and cash equivalents                           45,625             718,220
                                               -----------         -----------
                                                    50,573             727,991
                                               -----------         -----------
          Total Assets                          12,701,039          17,574,919
                                               -----------         -----------

LIABILITIES
-----------
Other liabilities                                   10,259              10,749
Note payable (Note 6)                              513,679           1,346,913
                                               -----------         -----------
          Total Liabilities                        523,938           1,357,662
                                               -----------         -----------
NET ASSETS AVAILABLE FOR BENEFITS              $12,177,101         $16,217,257
                                               ===========         ===========

             See accompanying notes to financial statements.

                   EMPLOYEE STOCK OWNERSHIP PLAN
                                 OF
          GIANT INDUSTRIES, INC. AND AFFILIATED COMPANIES
           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE
                            FOR BENEFITS
            YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                             1994           1993          1992
                                         -----------    -----------    ----------
Additions:

Net appreciation in fair
  value of investments (Note 3)          $         -    $ 8,166,489    $  687,362
Interest and dividend income                  30,035         52,490        67,250
Employer contribution                        900,000        889,441       900,000
                                         -----------    -----------    ----------
  Total Additions                            930,035      9,108,420     1,654,612
                                         -----------    -----------    ----------
Deductions:

Net depreciation in fair value of
  investments (Note 3)                     4,249,045              -             -
Distributions to terminated employees        654,130        828,258       716,199
Interest expense                              66,766         96,167       143,355
Other                                            250              -         2,395
                                         -----------    -----------    ----------
  Total Deductions                         4,970,191        924,425       861,949
                                         -----------    -----------    ----------
  Net (Decrease) Increase                 (4,040,156)     8,183,995       792,663
                                         -----------    -----------    ----------
Net Assets Available for Benefits:
  Beginning of Year                       16,217,257      8,033,262     7,240,599
                                         -----------    -----------    ----------
  End of Year                            $12,177,101    $16,217,257    $8,033,262
                                         ===========    ===========    ==========

             See accompanying notes to financial statements.

                   EMPLOYEE STOCK OWNERSHIP PLAN
                                OF
          GIANT INDUSTRIES, INC. AND AFFILIATED COMPANIES
                   NOTES TO FINANCIAL STATEMENTS
           YEARS ENDED DECEMBER 31,  1994, 1993 AND 1992


1.   DESCRIPTION OF THE PLAN:

     GENERAL - On June 30,1987, Giant Industries, Inc. (the "Company") converted through an amendment, its Joint Profit Sharing Plan to an Employee Stock Ownership Plan. The Employee Stock Ownership Plan (the "Plan") of Giant Industries, Inc. and Affiliated Companies is a non-contributory defined contribution plan which covers all eligible employees. The purpose of the Plan is to enable participants to share in the ownership of the Company. The Summary Plan Description describes the Plan, including contribution allocations, termination, vesting and benefit provisions.

     CONTRIBUTIONS - The Plan provides for a contribution from the Company from its current or accumulated net income as may be determined annually at the discretion of its Board of Directors.

     PARTICIPATION AND VESTING - Each employee hired on or after July 1, 1993 shall become a participant on his or her participation date, which is defined as the January 1 or July 1 coincident with or next following the date on which the employee shall have completed one year of service. The participation date of any employee hired prior to July 1, 1993 shall be determined in accordance with the terms of the Plan prior to the seventh amendment. Participants' interests in their accounts vest over a seven year period. In the event the Plan is terminated by the Company, all participants would immediately become 100% vested in their accrued benefits as of the date of Plan termination.

     ALLOCATIONS - Each participant's account is credited with an allocation of the Company's contribution, investment income and forfeitures of terminated participants' non-vested accounts. Allocations to participant accounts are made on a formula based on the ratio that each participant's compensation, as defined, during the Plan year, bears to the compensation of all such participants.


     PLAN ADMINISTRATION - The Company administers the Plan through an administrative committee comprised of three employees who are appointed by the Company's Board of Directors. Most expenses pertaining to the administration of the Plan are being paid by the Company, at the Company's option. Bank of America is the Plan's trustee and custodian and Boyce & Associates is the Plan's recordkeeper.

     AMENDMENTS - The Plan was amended six times prior to 1993.

     A seventh amendment was executed on August 4, 1993, to be effective as of January 1, 1993. This amendment changed Plan eligibility provisions for employees hired on or after July 1, 1993, eliminated the availability of life insurance within the Plan, amended dividend allocation procedures and amended participant loan provisions. In addition, changes were made to keep the Plan in compliance with current regulations.

     An eighth amendment was executed on October 5, 1994 to be effective as of July 1, 1987. This amendment was adopted in order to comply with the Tax Reform Act of 1986 and any subsequent amendments to the Internal
     Revenue Code, including but not limited to the Unemployment Compensation Amendments of 1992 and the
     Omnibus Budget Reconciliation Act of 1993, and any related Internal Revenue Service regulations and pronouncements.

2.   SIGNIFICANT ACCOUNTING POLICIES:

     The accounting records of the Plan are maintained on the accrual basis. Investments included in the Statement of Net Assets Available for Benefits are stated at fair value. The fair value of marketable securities and mutual funds is determined based on quoted market prices as of the Plan's year end. The fair value of the limited partnership is management's best estimate based on an independent appraisal provided by Bank of America. Giant Industries, Inc.'s common stock value is determined based on the quoted market price as reported by the New York Stock Exchange as of the Plan's year end. The net change in the fair value of investments is recorded in the Statements of Changes in Net Assets Available for Benefits as net appreciation (depreciation) in fair value of investments.


3.   Investments:

     The following table presents the fair value of investments, with common stock of the Company being the only investment greater than 5% of the Plan's net assets at December 31, 1993. Mutual funds and common stock of the Company represent investments greater than 5% of the Plan's net assets at December 31, 1994.

                                             December 31, 1994                     December 31, 1993
                                   ------------------------------------  ------------------------------------
                                   Number of                             Number of
                                   shares or                             shares or
                                   principal                  Fair       principal                  Fair
                                    amount        Cost        Value       amount        Cost        Value
                                   ---------  -----------  ------------  ---------   ----------  ------------
Marketable Securities:
  Preferred Stocks                             $        -   $         -      1,100   $   21,733   $    36,975
  Common Stocks                                         -             -      7,000      238,161       336,813
Mutual Funds:
  ML Lee Acquisition                      25       25,000        17,725         25       25,000        17,725
  Bank of America:
    Equity Fund                       91,071      208,708       218,516          -            -             -
    Fixed Income Fund                138,043      275,769       279,055          -            -             -
    Core Equity Growth Fund            8,753      165,462       169,415          -            -             -
    Short Term Government Fund        87,277      161,777       162,449          -            -             -
    Convertible Securities Fund       43,188      110,308       108,045          -            -             -
    Aggressive Equity Fund            25,410      110,308       110,857          -            -             -

Limited Partnership:
  Recorp. Mtg.
  Investors II                           1.5       60,000        22,200        1.5       60,000             1
                                                            -----------                           -----------
          Sub Total                                           1,088,262                               391,514

Giant Industries, Inc.
  Common Stock                     1,534,878    7,424,053    11,511,590  1,599,204    7,791,871    16,391,841
Loans to Participants                              50,614        50,614                  63,573        63,573
                                                            -----------                           -----------
                                                            $12,650,466                           $16,846,928
                                                            ===========                           ===========

Net appreciation (depreciation) in fair value of the Plan's investments (including investments bought, sold and held during the period) for the years ended December 31 consists for the following:

                                             1994           1993        1992
                                          -----------    ----------   --------
Realized Appreciation/(Depreciation)
  Corporate bonds                         $         -    $      622   $ (1,094)
  Preferred stocks                               (589)            -      2,374
  Common stocks                                     -             -      5,502

Unrealized Appreciation/(Depreciation)
  Corporate bonds                                   -             -        307
  Preferred stocks                                  -         2,150      7,550
  Common stocks                                (6,530)       40,228     20,215
  Mutual funds                                 20,584        (4,300)       (75)
  Recorp. Mtg. Investors II                    22,199             -          -
  Giant Industries, Inc., common stock     (4,284,709)    8,127,789    652,583
                                          -----------    ----------   --------
Net (Depreciation) Appreciation           $(4,249,045)   $8,166,489   $687,362
                                          ===========    ==========   ========


4.   INVESTMENTS IN COMMON STOCK OF GIANT INDUSTRIES, INC.:

     The Company stock owned by the Plan is made up of allocated and unallocated shares. The allocated shares are those which are held in the accounts of the participants of the Plan. The unallocated shares are those which are held by the Plan Trustee. These shares are allocated to participants when principal payments are made on the note payable.

     During 1994, 1993, and 1992, the Plan allocated 120,937, 130,616 and 94,342, respectively, of the unallocated shares of the Company stock to the participants as a result of principal repayments on the note payable. During 1994, 1993, and 1992 the Company contributed $900,000, $889,441, and $900,000, respectively, of which
     $66,766, $96,167 and $143,355, respectively, were used
     to make interest payments on the note, and $833,234, $793,274, and $756,645, respectively, were used to reduce the principal balance on the note.

     The following is a summary of the allocated and unallocated shares of the Company stock owned by the Plan at December 31 (all shares are rounded to whole shares):

                              1994                   1993                    1992
                     ----------------------  ----------------------  ---------------------
                      Shares    Fair Value    Shares    Fair Value    Shares    Fair Value
                     ---------  -----------  ---------  -----------  ---------  ----------
     Allocated
     Shares          1,460,322  $10,952,418  1,403,711  $14,388,038  1,390,116  $7,298,109

     Unallocated
     Shares             74,556      559,172    195,493    2,003,803    326,109   1,712,072
                     ---------  -----------  ---------  -----------  ---------  ----------
     Total Shares    1,534,878  $11,511,590  1,599,204  $16,391,841  1,716,225  $9,010,181
                     =========  ===========  =========  ===========  =========  ==========

5.   RELATED PARTY TRANSACTIONS:

     The total balance of loans to participants at December 31, 1994 and 1993 includes $50,134 and $62,752, respectively, of balances due from executive officers of the Company.

6.   NOTE PAYABLE:

     During 1993, the Company purchased the Plan's existing note payable to the bank. The outstanding balance at December 31, 1994 bears interest at 80% of the prime rate and is due in September 1995.

7.   FEDERAL INCOME TAX STATUS:

     The Plan obtained its latest determination letter dated September 16, 1994 in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code.


          EMPLOYEE STOCK OWNERSHIP PLAN OF
   GIANT INDUSTRIES, INC. AND AFFILIATED COMPANIES
              SUPPLEMENTAL SCHEDULE

   ITEM 27a - ASSETS HELD FOR INVESTMENT PURPOSES
               AT DECEMBER 31, 1994

                                   DESCRIPTION
                                  OF INVESTMENT
                                    INCLUDING
                                  MATURITY DATE,
                                RATE OF INTEREST,
IDENTITY OF ISSUE, BORROWER,     COLLATERAL, PAR                      CURRENT
LESSOR, OR SIMILAR PARTY        OR MATURITY VALUE        COST          VALUE
---------------------------     -----------------     ----------    -----------
Mutual Funds:
-------------
ML Lee Acquisition                       25 Shares    $   25,000    $    17,725

Bank of America
---------------
  Equity Fund                        91,071 Shares       208,708        218,516
  Fixed Income Fund                 138,043 Shares       275,769        279,055
  Core Equity Growth Fund             8,753 Shares       165,462        169,415
  Short Term Government Fund         87,277 Shares       161,777        162,449
  Convertible Securities Fund        43,188 Shares       110,308        108,045
  Aggressive Equity Fund             25,410 Shares       110,308        110,857
                                  ---------           ----------    -----------
                                    393,767 Shares    $1,057,332    $ 1,066,062
                                  =========           ==========    ===========

Limited Partnership:
--------------------
Recorp. Mtg. Investors II               1.5 Units     $  60,000     $    22,200
                                  =========           ==========    ===========

Giant Industries, Inc.
Common Stock                      1,534,878 Shares    $7,424,053    $11,511,590
----------------------            =========           ==========    ===========

Loans to Participants             Loans at 12%,       $   50,614    $    50,614
---------------------             collateralized by   ==========    ===========
                                  vested accounts,
                                  due 1996 through
                                  2002


                                  F-8
